Exhibit 10.2
[Atmel Corporation Letterhead]
March 13, 2007
Mr. Steven Laub
c/o Atmel Corporation
2325 Orchard Parkway
San Jose, CA 95131
     Re: Employment Agreement dated as of August 6, 2006 (the “Employment Agreement”)
Dear Steve:
     As you know, Atmel Corporation (the “Company”) was contractually required to issue to you 1,000,000 shares (the “Restricted Shares”) of restricted stock (or restricted stock units) on January 2, 2007, but did not do so as a result of the Company not having a then current prospectus relating to the S-8 registration statement applicable to such an issuance. As a result, the Company and you agree as follows:
     1. You waive the right to assert that such failure to issue the Restricted Shares constitutes a material breach for purposes of Section 10(e)(v) of the Employment Agreement, conditioned on the Company’s performance of the terms hereof.
     2. The Company will issue the Restricted Shares to you within ten (10) business days after the date the prospectus relating to the Company’s S-8 registration statement again becomes current, but prior to August 6, 2007. Notwithstanding such delayed issuance, vesting of the Restricted Shares will be per the dates and schedule set forth in the Employment Agreement.
     3. If your employment with the Company terminates prior to the issuance of the Restricted Shares then you will receive vesting of the Initial Option and Additional Option as expressly set forth in the Employment Agreement. In addition, the Company will pay to you in cash an amount equal to the Vested Portion of the Restricted Shares multiplied by the Fair Value (the “Restricted Share Payment”). If the Restricted Share Payment is paid to you and such payment results in your being subject to a greater Excise Tax than you would have been subject to had the Restricted Shares instead been issued (and become vested) in accordance with the provisions of the Employment Agreement (such increase in the Excise Tax referred to as the “Increased Excise Tax”), then you will receive from the Company: (a) a cash payment sufficient to pay the Increased Excise Tax; and (b) additional cash payments sufficient to pay the federal and state income and employment taxes and additional Excise Taxes arising from the payments (including such additional cash payments) made to you by the Company. The “Vested Portion of the Restricted Shares” will mean the number of Restricted Shares that would have vested as expressly set forth in the Employment Agreement through and as a result of such termination had the Restricted Shares been issued on January 2, 2007. “Fair Value” will mean (a) if the Company is then publicly traded, an amount equal to the closing price of a share of common stock of the Company averaged over the twenty (20) trading days immediately prior to the date of such termination; or (b) if the Company is not then publicly traded, an amount equal to the fair market value of a share of common stock of the Company as of the date of such termination as determined by mutual agreement of the parties. In the absence of such mutual agreement, such per share fair market value will be determined by arbitration pursuant to the Employment Agreement, provided that each party will submit to the arbitrator its determination of the fair market value of a share of common stock of the Company and the arbitrator will be constrained in its determination of the Company’s per share fair market value to select one (1) of the two (2) figures so submitted, except that if the Company’s proposed per share fair market value is greater than your proposed per share fair market value, the per share fair market value will equal the mid-point of the two (2) figures so submitted (the “Mid-Point”). Upon receipt of each party’s proposed figure, the Company will make payment to you as provided above based on its proposed per share fair market value (or the Mid-Point, if applicable) as an advance against the amount to be paid to you as provided above based on the per share fair market value to be determined by the arbitrator.
     4. Capitalized terms not otherwise defined herein will have the meanings set forth in the Employment Agreement.
     5. Except as amended hereby, the Employment Agreement will continue in full force and effect.
     To acknowledge your agreement to the foregoing, please sign and return a copy of this letter, whereupon both the Company and you will be bound by the terms hereof.

Very truly yours,
/s/ Patrick Reutens
for Atmel Corporation

Agreed and Acknowledged:

/s/ Steven Laub Steven Laub